Ex-Filing Fees

Calculation of Filing Fee Tables

F-3

CANADIAN IMPERIAL BANK OF COMMERCE /CAN/

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Narrative Disclosure

The amended pricing supplement to which this Exhibit is attached is an amendment of the final prospectus for the related offering. This amendment does not change the maximum aggregate offering price of that offering.